Exhibit 1

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

RULE 13d-2(a)

(Amendment No. 5)1

Xerox Corporation

(Name of Issuer)

Common Stock, $1 par value

(Title of Class of Securities)

984121 60 8

(CUSIP Number)

Darwin Deason

5956 Sherry Ln, Suite 800

Dallas, TX 75225

(214) 378-3600

ROBERT J. LECLERC

KING & SPALDING LLP

1185 AVENUE OF THE AMERICAS

NEW YORK, NY 10036

(212) 556-2204

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

February 26, 2018

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box ☒.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

1       The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

1	NAME OF REPORTING PERSONS Darwin Deason
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO (see Item 3 to the Original Schedule 13D)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 15,322,341*
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 15,322,341*
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 38,778,428**
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 15.2%**
14	TYPE OF REPORTING PERSON IN

* Includes 6,741,572 Shares issuable upon the conversion of 180,000 shares of Xerox Series B Preferred Stock.

** Includes 23,456,087 Shares beneficially owned by Carl C. Icahn and his affiliates and 6,741,572 Shares issuable upon the conversion of 180,000 shares of Xerox Series B Preferred Stock, owned by Mr. Deason and his affiliates. As previously disclosed, the Reporting Person has agreed to act in concert with Mr. Icahn and his affiliates with respect to certain matters, and as a result, the Reporting Person and Mr. Icahn and his affiliates have formed a "group" within the meaning of Section 13(d)(3) of the Act (the “Act”). The group may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act) all of the Shares beneficially owned by the Reporting Person and all of the Shares beneficially owned by Mr. Icahn and his affiliates. However, the Reporting Person expressly disclaims beneficial ownership of the 23,456,087 Shares beneficially owned by Mr. Icahn and his affiliates. Mr. Icahn and his affiliates expressly retain sole voting and dispositive power over such 23,456,087 Shares, and the Reporting Person has neither sole nor shared voting or dispositive power over such 23,456,087 Shares. Mr. Icahn and his affiliates have filed a separate Schedule 13D with respect to their interests.

This amendment No. 5 to Schedule 13D relates to the Schedule 13D filed on January 17, 2018 (the “Original Schedule 13D”) by the Reporting Person (“Amendment No. 5”). Capitalized terms used but not defined in this Amendment No. 5 shall have the meanings set forth in the Original Schedule 13D.

Item 4.	Purpose of Transaction.

Item 4 is hereby amended to add the following:

On February 26, 2018, Darwin Deason sent a letter to the Board of Directors of the Issuer (the “Board”), a copy of which is filed herewith as an exhibit and incorporated herein by reference (the “Letter”).

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL ICAHN, DARWIN DEASON AND THEIR RESPECTIVE AFFILIATES FROM THE SHAREHOLDERS OF XEROX CORPORATION IN CONNECTION WITH THE PROPOSED TRANSACTIONS BETWEEN XEROX CORPORATION AND FUJIFILM HOLDINGS CORPORATION (THE “TRANSACTION”) AND/OR FOR USE AT THE 2018 ANNUAL MEETING OF SHAREHOLDERS OF XEROX CORPORATION (THE “ANNUAL MEETING”) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY RELATED TO THE TRANSACTION AND/OR THE ANNUAL MEETING WILL BE MAILED TO SHAREHOLDERS OF XEROX CORPORATION AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY CARL ICAHN, DARWIN DEASON AND THEIR RESPECTIVE AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 22, 2018.

Item 7.	Material to be Filed as Exhibits.

Item 7 is hereby amended to add the following exhibit:

99.1	Letter to the Board, dated February 26, 2018

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 26, 2018

By:	/s/ Darwin Deason
Darwin Deason

Exhibit 99.1

Xerox Corporation P.O. Box 4505 201 Merritt 7 Norwalk, CT 06851, U.S.A. Attn: Xerox Board of Directors

Ladies and Gentlemen:

In accordance with Section 703 of the New York Business Corporation Law, Article Seventh of the Xerox Certificate of Incorporation and Section 6 of Article I of the Xerox By-Laws, I, Darwin Deason, seek to nominate a full slate of directors of Xerox at the upcoming 2018 Xerox annual meeting.

While the deadline for seeking such nomination was December 11, 2017, a stockholder of a New York corporation has the right to nominate directors at an annual meeting after the nomination deadline has passed in the event of a “material” change in circumstances caused by the directors of the subject corporation after the nomination deadline. More than six weeks following the nomination deadline, the Xerox Board of Directors made a series of very significant decisions and disclosures that were highly material to the stockholders’ decisions concerning potential nomination of directors, including, among others, the following:

1.                  Disclosing for the first time the existence of a deal-restrictive crown-jewel lock up right in favor of FUJIFILM (“Fuji”) under the joint venture agreements with Fuji and that such crown-jewel lock up limited Xerox’s ability to pursue strategic alternatives. Fuji’s deal-restrictive crown-jewel lock-up right was kept hidden from Xerox shareholders for 17 years, including the last 17 Xerox annual meetings where 171 directors of Xerox were elected without this critical disclosure;

2.                  Disclosing for the first time that, pursuant to the Share Subscription Agreement entered into in connection with the change of control transaction with Fuji, the crown jewel lock-up and other rights under the joint venture agreements were becoming permanent for a New York corporation that has been independent under New York law for 112 years; and

3.                  Approving a dramatically one-sided sale of 50.1% of Xerox to Fujifilm Holdings Corporation for virtually no control premium and entrenching themselves with board and executive positions with the new entity post-closing.

Any of the foregoing, on its own, would constitute a material, and even radical, change in circumstances for Xerox.

Further, as set forth in the attached letters dated May 22, 2017 and January 17, 2018, I requested and demanded the very information that was withheld by the Xerox Board of Directors prior to the nomination deadline. The Xerox Board of Directors only disclosed the information I requested six weeks after the nomination deadline of December 11, 2017. Therefore, I now have the right under the Xerox Certificate of Incorporation, the Xerox By-Laws and applicable law to a waiver of enforcement of the nomination deadline to permit shareholders to propose the nomination of directors for consideration and election by Xerox shareholders at the upcoming 2018 shareholder annual meeting.

1

The Xerox Board of Directors’ unanimous, publicly stated position is that Fuji should take control of Xerox, which if permitted would permanently eliminate any right of Xerox to challenge Fuji under the joint venture agreements or pursue other alternatives. While the fundamental direction of Xerox as a U.S. public corporation is at stake at the 2018 Xerox annual meeting, it was only after the deadline for nominations passed that shareholders began to receive information concerning the proposed Fuji transaction, the truth about the crown jewel lock-up, the ability of Xerox to terminate the joint venture with Fuji or renegotiate it upon its termination in just a few years, and other relevant information as outlined in my letters.

In light of these circumstances, all Xerox shareholders should have a chance to vote on all directors at the annual meeting. Xerox shareholders should be afforded a clear choice and a chance to affect their will concerning Xerox’s future. Accordingly, through this letter, I hereby affirmatively request that the Xerox Board of Directors waive enforcement of the nomination deadline set forth in Section 6 of Article I of the Xerox By-Laws and permit shareholders to propose the nomination of a full slate of directors for consideration and election by Xerox shareholders at the upcoming 2018 shareholder annual meeting.

Please respond to this just waiver request by not later than 5:00 p.m., New York City time, on Thursday, March 1, 2018.

None of the foregoing shall be deemed to abridge or effect my rights as a Xerox shareholder and I hereby reserve all of my rights as a Xerox shareholder, including without limitation the claims made by me under the complaint captioned Darwin Deason v. Fujifilm Holdings Corporation, et al., Index No. 650675/2018, filed with the Supreme Court of the State of New York County of New York.

For your convenience, I have attached the Xerox Board resolutions necessary to effect the foregoing.

Sincerely yours,

/s/ Darwin Deason
Darwin Deason

*****

2

Exhibit A

WRITTEN CONSENT OF THE BOARD OF DIRECTORS

OF

XEROX CORPORATION

[February 26], 2018

The undersigned, being all the members of the board of directors (the “Board”) of Xerox Corporation, a New York corporation (the “Company”), hereby adopts the following resolutions as the action of the Board and hereby directs that these resolutions be filed with the minutes of the proceedings of the Board:

APPROVAL OF WAIVER OF SECTION 6 OF ARTICLE I OF THE BY-LAWS

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company and its shareholders and the subsidiaries of the Company to waive Section 6 of Article I of the By-Laws of the Company in order to permit shareholders, until [March 28][1], 2018, to nominate directors and make proposals at the 2018 annual meeting of the Company’s shareholders (the “Waiver”).

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby authorizes and approves the Waiver;

FURTHER RESOLVED, that either of the Chief Executive Officer or Chief Financial Officer of the Company (the “Authorized Officers”), each acting alone and with full power of substitution be, and each of them hereby is, authorized, empowered, and directed, in the name of and on behalf of the Company, to prepare or cause to be prepared and to execute and deliver any documents, instruments, certificates, statements, papers or any amendments thereto, as in their sole judgment may be necessary, appropriate or advisable in order to effect the foregoing resolutions, and to take such further steps and do all such further acts or things as in their sole judgment may be necessary, appropriate or advisable to carry out the foregoing resolutions; and

FURTHER RESOLVED, that any and all actions heretofore or hereafter taken by any director, officer or representative of the Company and any subsidiary of the Company by or on behalf of the Company which would have been authorized by the foregoing resolutions had such action been taken after the date hereof are hereby confirmed, ratified and approved as the acts and deeds of the Company.

This action by Written Consent may be signed in one or more counterparts, all of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Page Follows]

1 NTD: To be 30 days from the date of the resolution.

IN WITNESS WHEREOF, the undersigned have executed this Written Consent, effective on the last date written below.

Robert J. Keegan
Date:

Gregory Q. Brown
Date:

Joseph J. Echevarria
Date:

William Curt Hunter
Date:

Jeff Jacobson
Date:

Cheryl Gordon Krongard
Date:

Charles Prince
Date:

Ann N. Reese
Date:

Stephen H. Rusckowski
Date:

Sara Martinez Tucker
Date:

Exhibit B

Deason Letters to Xerox

January 17, 2018

Xerox Corporation

45 Glover Avenue

Norwalk, Connecticut

06856-4505

Attn:	Xerox Board of Directors

To the Xerox Board of Directors:

For nearly a decade, I have been one of the top five shareholders of Xerox Corporation (the “Company” or “Xerox”) and today am the third largest shareholder of the Company. During that period, despite a litany of challenges and disappointments too numerous to list here, I have not taken the step of writing a public letter to the Board of Directors of the Company (the “Board”), instead preferring to engage with Xerox privately, following the sale of my company, Affiliated Computer Services, Inc., to Xerox in 2010.

Today, in order to protect all Xerox shareholders and to ensure that the Company does not take further steps to damage our collective shareholding investment, I am changing my long-standing position to publicly demand that Xerox immediately disclose its critical joint venture agreement with Fujifilm Holdings Corporation (“Fuji”) in accordance with the unambiguous disclosure requirements of the U.S. securities laws. I further demand that the Board hire new and independent advisors following discussions with us to evaluate the Company’s strategic options with Fuji, including the potential termination of what I suspect but am unable to yet confirm is a one-sided value destroying agreement disfavoring Xerox, that Fuji has repeatedly breached, including last year through the Asian “WorldCom” accounting scandal at Fuji Xerox. I wrote to the Board over eight months ago on this matter (attached), and I have repeatedly spent time and resources to explore these issues and request the relevant documents from the Company to no avail. I am very disappointed in Mr. Jacobson and his lethargic approach regarding Fuji.

As you well know, shareholders and potential shareholders have been perplexed and put off of the Company by the venture with Fuji, speculating at the incredible materiality of its secret terms, from change of control provisions to manufacturing most of Xerox’s products to all manner of potential terms that incredibly in 2018 are not disclosed by the Company at all. In this era of corporate governance, to omit disclosures of this magnitude and materiality is breathtaking.

Furthering the harm, we read with interest that Xerox is now in discussions with Fuji to substantially alter its relationship with Fuji, which was material enough to warrant front page news in many of the most prominent financial news services, but left shareholders and potential shareholders guessing as to how to evaluate a change to a bedrock agreement guiding the Company’s future that is nowhere disclosed in its voluminous public filings.

B-1

It is now on record in a recent Wall Street Journal article that the venture has raised serious doubts in the minds of many Xerox investors and has moved overwhelmingly in Fuji’s favor over time (see Wall Street Journal, “In Talks, Fujifilm Outshines Xerox”). At a time when the Board should be aggressively pursuing our shareholder rights to terminate the Fuji venture and liberate the Company globally, to instead plot in secret in violation of the law to cook up a short term band-aid is insufficient and unwise in the extreme and warrants shareholder action.

All shareholders deserve to know now what Xerox’s rights are under the central existing agreement governing the Company’s future so that they can engage the Company, provide their views and make their investment and voting decisions with at least the minimum cards on the table. At a time when the Company appears to be bellying back up to a bar that has been unforgiving to Xerox that is doubly so.

Following disclosure of the agreement, we will seek further discussion with the Board regarding these matters.

Sincerely,

/s/ Darwin Deason

Darwin Deason

Cc:	Sarah Hlavinka McConnell

Executive Vice President, General Counsel and Secretary, Xerox Corporation

5956 Sherry Ln, Suite 800 • Dallas, Texas 75225 • 214.378.3600

B-2

May 22, 2017

Xerox Corporation

45 Glover Avenue Norwalk, Connecticut 06856-4505

Attn:	Mr. Jeffrey Jacobson

Dear Mr. Jacobson:

I am writing to you to follow up on what I believe is a critical and timely issue for Xerox’s shareholders. Scott Letier from my firm had a constructive meeting with you last week where Xerox’s relationship and contractual arrangements with Fuji and Fuji Xerox were discussed. You indicated in the meeting that Xerox’s management and board were actively exploring these matters — I was very pleased to hear this, and I firmly support you in this effort.

The market’s perception of Xerox’s relationship with Fuji is concerning. The lack of clarity regarding the parties’ relative rights, the importance of Asia to Xerox’s future, and the off-market nature of the terms of the arrangement all give me great pause. The recent accounting scandal at Fuji Xerox has only exacerbated my concerns. I believe that it is urgent for Xerox to explore its strategic alternatives regarding Fuji, including exercising Xerox’s rights under its agreements to market check the overall relationship and its terms.

Further, the perception by the market that Xerox is inextricably intertwined with Fuji in a market as important as Asia has created a potentially major loss in value for Xerox in any change in control of the company. It is difficult to conceive of a matter which would require more focus and energy from the board than this.

While I firmly support your review of these matters, I also want to caution you and the board that time is not our friend and that this matter should be concluded with all haste as the window of opportunity to optimize Xerox’s relationship, to the extent it continues, with Fuji is now.

The joint venture was entered into over 50 years ago, and its terms appear to have only become worse for Xerox over time. Looking in from the outside given the opaque disclosures, the arrangement now favors Fuji and I see today’s circumstances as a great opportunity to build value for Xerox. This management team and board did not get Xerox into this situation, but a revised relationship with Fuji or others that is more favorable to the company and its shareholders would be a great start to the new era at Xerox. I will continue to pursue updates from you, and thank you for your discussions with my firm. Please advise the board of directors of this letter and my concerns.

Sincerely,

/s/ Darwin Deason

Darwin Deason

Cc:	Sarah Hlavinka McConnell

Executive Vice President, General Counsel and Secretary, Xerox Corporation

5956 Sherry Ln, Suite 800 • Dallas, Texas 75225 • 214.378.3600

B-3